Exhibit 3.3

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
OF
SERIES D JUNIOR CONVERTIBLE PREFERRED STOCK
OF
CHINA XD PLASTICS COMPANY LIMITED

Pursuant to Section 78.1955 of the Nevada Revised Statutes of the State of Nevada (as amended, the “Nevada Revised Statutes”):

The undersigned, the Chairman of the Board of Directors (the "Board of Directors") of China XD Plastics Company Limited, a corporation organized and existing under Chapter 78 of the Nevada Revised Statutes in accordance with the provisions of Section 78.1955 thereof (hereinafter called the "Company"), DOES HEREBY CERTIFY:

That, pursuant to the authority conferred upon the Board of Directors by the Amended Articles of Incorporation of the Company (the "Articles of Incorporation"), the Board of Directors on August 15, 2011 adopted the following resolution creating a series of 16,000,000 shares of Preferred Stock designated as Series D Junior Convertible Preferred Stock:

WHEREAS, the Articles of Incorporation authorizes 50,000,000 shares of preferred stock, US$0.0001 par value per share, issuable from time to time in one or more series (the "Preferred Stock"); and

WHEREAS, the Articles of Incorporation authorizes the Board of Directors to provide by resolution for the issuance of shares of preferred stock in one or more series, and to fix for each such series such preferences, rights and power as may be permitted by the Nevada Revised Statutes.

NOW THEREFORE, BE IT RESOLVED, that, pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Articles of Incorporation, the Series D Junior Convertible Preferred Stock of the Company be and hereby are created, and that the designation and amount thereof and the powers, preferences and relative, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

Section 1.    Designation and Amount.  The designation of such series of Preferred Stock shall be "Series D Junior Convertible Preferred Stock, "US$0.0001 par value per share (the "Series D Preferred Stock").  The designated and maximum number of shares of Series D Preferred Stock shall be 20,000,000.

Section 2.    Ranking.  The shares of Series D Preferred Stock shall be (i) junior to outstanding shares of Series B Preferred Stock and Series C Preferred Stock of the Company (collectively, the "Senior Stock") and (ii) senior to any shares of the common stock of the Company, par value US$0.0001 per share (the "Common Stock") and each other class or series of capital stock of the Company hereafter created which does not expressly rank paripassu with or senior to the shares of Series D Preferred Stock (collectively, the "Junior Stock"), in each case as to the payment of dividends and the distribution upon a liquidation, winding-up and dissolution of the Company.

Section 3.    Dividends and Distributions.  If the Company declares, pays or sets apart for payment any dividend or makes any Distribution (as defined below) on any shares of Common Stock or Junior Stock, then at the time of such dividend or Distribution the Company shall simultaneously pay a dividend or Distribution on each outstanding share of Series D Preferred Stock in an amount equal to the product of (i) the dividend or Distribution payable on each share of Common Stock or Junior Stock multiplied by (ii) the number of shares of Common Stock issuable upon conversion of a share of Series D Preferred Stock (without taking into account any limitations or restrictions on the convertibility of the shares of Series D Preferred Stock), calculated on the record date for determination of holders entitled to receive such dividend or Distribution.

Section 4.    Voting Rights.  The holders of shares of Series D Preferred Stock shall have the following voting rights:

(A)           The holders of outstanding shares of Series D Preferred Stock shall be entitled to notice of all meetings of stockholders in accordance with the Company's Amended and Restated By-laws (the "By-laws").  On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series D Preferred Stock shall be entitled to cast the number of votes equal to the number of votes that would be attributable to the shares of Common Stock issuable upon conversion of such shares of Series D Preferred Stock, assuming such conversion took place on the record date for determining the stockholders entitled to vote on such matter (without taking into account any limitations or restrictions on the convertibility of the shares of Series D Preferred Stock).  Except as provided herein or by law, holders of outstanding shares of Series D Preferred Stock shall vote together with the holders of outstanding shares of Common Stock as a single class.

(B)           At each annual meeting of the stockholders of the Company or at any meeting of the stockholders of the Company at which members of the Board of Directors are to be elected, or whenever members of the Board of Directors are to be elected by written consent, the affirmative vote or consent of the holders of at least a majority of the shares of Series D Preferred Stock outstanding at the time, given in person or by proxy, either by written consent or at a meeting, in which the holders of Series D Preferred Stock vote separately as a class shall be entitled to elect (i) two (2) directors of the Board of Directors so long as 12,800,000 (adjusted for any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or other like changes in the Company's capital structure) (the "Two Directors Number") or more shares of Series D Preferred Stock are outstanding at such time, and (ii)  one (1) director of the Board of Directors if the number of shares of Series D Preferred Stock outstanding at such time is less than the Two Directors Number but more than 1,600,000 (adjusted for any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or other like changes in the Company's capital structure) (the "Minimum Number") (each director elected pursuant to either (i) or (ii) above, a "Series D Director").  The right of holders of shares of Series D Prefered Stock to elect Seires D Directors pursuant to (i) and (ii) above is referred to as the “Series D Director Election Right” for purposes of this Certificate of Designation.  So long as the holders of shares of Series D Preferred Stock then outstanding retain at least the Minimum Number of shares required to have the Series D Director Election Right, only the holders of no less than  two thirds (2/3) of the shares of Series D Preferred Stock then outstanding shall be entitled to remove from the Board of Directors without cause any Series D Director, and only the holders of a majority of the shares of Series D Preferred Stock then outstanding shall be entitled to fill the vacancy created by such removal or to otherwise fill any vacancy in the office of any such Series D Director occurring for any reason.  Removal of a Series D Director and election of a successor Series D Director shall be effected by submission of written consent and notice to the Board of Directors by the holders of two thirds (2/3) of the shares of Series D Preferred Stock then outstanding.  If at any time the holders of the shares of Series D Preferred Stock then outstanding fail to retain the Minimum Number of shares required to give rise to the Series D Director Election Right, then (a) the right of the holders of shares of Series D Preferred Stock to elect such Series D Directors shall cease, (b) unless the other members of the Board of Directors determine otherwise in a duly adopted resolution, the term of office of the person elected as a Series D Director by the holders of shares of Series D Preferred Stock shall terminate and the number of the Board of Directors shall be reduced accordingly, and (c) the holders of shares of Series D Preferred Stock shall have no right to elect or appoint a Series D Director to replace such director

(C)           Series D Preferred Stock as a single class, shall have the following additional class voting rights: So long as the Minimum Number of Series D Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least a majority of the shares of Series D Preferred Stock then outstanding, given in person or by proxy, either by written consent or at a meeting, in which the holders of shares of Series D Preferred Stock vote separately as a class:

(i)           authorize, create, issue, increase, redeem or repurchase any class or series of stock of the Company or any other Member of the Group or any other Equity Securities (as defined below) of any member of the Group (other than an Exempted Issuance), or the listing or delisting of any Equity Securities of any member of the Group, or engage any underwriter or financial advisor for such purposes;

(ii)           declare, pay or set apart for payment any dividend or Distribution on the shares of Junior Stock or the shares of a series of stock that ranks on a parity with Series D Preferred Stock as to dividends and distributions upon a liquidation, winding-up and dissolution of the Company (collectively "Parity Stock") or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any shares of Junior Stock or Parity Stock or any Equity Securities exercisable for or convertible into any shares or Junior Stock or Parity Stock whether in cash, obligations or shares of the Company or other property, or permit any corporation or other entity directly or indirectly controlled by the Company to purchase or redeem any shares of Junior Stock or Parity Stock or any such Equity Securities;

(iii)           amend (x) the terms of any existing Equity Securities, (y) Articles  of Incorporation, the By-laws or any other charter documents of any member of the Group in a manner that could adversely affect the holders of the Series D Preferred Stock or (z) this Certificate of Designation;

(iv)           authorize or effect any stock dividend, forward stock split, combination or other like changes for and with respect to any member of the Group ;

(v)            reclassify the outstanding securities of any member of the Group;

(vi)           enter into any contract, agreement, understanding or other arrangement or take any action that could, directly or indirectly, constitute a Material Event (as defined below); or

(vii)          enter into any contract, agreement, or other arrangement that would, directly or indirectly, preclude or restrict the Company from complying with any of its obligations hereunder.

(D)           Except as set forth herein, in the Articles of Incorporation or required by law, holders of shares of Series D Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 5.    Liquidation Preference.

(A)           In the event of the liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary (a "Liquidation"), the holders of shares of Series D Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of shares of Common Stock or any other Junior Stock by reason of their ownership thereof, but after any payment shall be made to the holders of any Senior Stock by reason of their ownership thereof, with respect to each share of Series D Preferred Stock, an amount equal to the greater of (i) an amount per share of Series D Preferred Stock equal to an amount that would yield a Total Internal Rate of Return of 15% to such holder on the Series D Original Issue Price on the applicable date of payment, assuming that the holder acquired such share of Series D Preferred Stock on the Original Issuance Date at the Series D Original Issue Price (defined below) and taking into account all cash dividends and/or Distributions paid by the Company and received by such holder in respect of such share of Series D Preferred Stock (the "IRR Price") and (ii) such amount per share as would have been payable had all shares of Series D Preferred Stock been converted into Common Stock pursuant to Section 6 immediately prior to such Liquidation (without taking into account any limitations or restrictions on the convertibility of the shares of Series D Preferred Stock) (the amount payable to the holders of shares of Series D Preferred Stock pursuant to clause (i) or (ii) of this sentence is hereinafter referred to as the "Series D Liquidation Amount").  If upon any such Liquidation, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series D Preferred Stock and holders of shares of Parity Stock (if any) the full liquidation preference (including, with respect to the shares of Series D Preferred Stock, the Series D Liquidation Amount) to which they shall be entitled under this Section 5(A), the holders of shares of Series D Preferred Stock and holders of shares of Parity Stock (if any) shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.  All payments for which this Section 5(A) provides shall be in cash, property (valued at its Fair Market Value) or a combination thereof; provided, however, that no cash shall be paid to holders of shares of Common Stock or any other Junior Stock unless each holder of the outstanding shares of Series D Preferred Stock has been paid in cash the full amount to which such holder shall be entitled under this Section 5(A).  After payment of the full Series D Liquidation Amount, such holders of shares of Series D Preferred Stock will not be entitled to any further participation as such in any distribution of the assets of the Company.  The "Series D Original Issue Price" shall be US$6.25 per share of Series D Preferred Stock and shall be adjusted for any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or other like changes in the Company's capital structure.

(B)           For purposes hereof, any transaction or series of related transactions that constitute (i) the sale, conveyance, exchange, lease or other transfer of all or substantially all of the assets of the Group taken as a whole, (ii) any acquisition of the Company by means of a consolidation, stock exchange, stock sale, merger or other form of corporate reorganization of the Company with any other entity in which the Company's stockholders prior to the consolidation or merger own less than a majority of the voting securities or economic interests of the surviving entity (or, if the surviving entity is a wholly-owned subsidiary of another corporation following such merger or consolidation, the parent corporation of such surviving entity), (iii) the sale or disposition (including by way of merger, consolidation or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale or disposition is to a wholly-owned subsidiary of the Company, or (iv) transaction or series of related transactions following which the Company's stockholders prior to such transaction or series of related transactions own less than a majority of the voting securities or economic interests of the Company or surviving entity (or, if the surviving entity is a wholly-owned subsidiary of another corporation following such transaction or series of related transactions, the parent corporation of such surviving entity) (any such event, a "Reorganization Event") shall be deemed to be a Liquidation unless otherwise determined by the holders of at least a majority of the shares of Series D Preferred Stock then outstanding.  Notwithstanding the foregoing, any merger or reorganization exclusively between the Company and a wholly-owned subsidiary of the Company shall not be deemed to be a Reorganization Event.

(C)           Without prejudice to the right of the holders of shares of Series D Preferred Stock under Section 4(C)(vi), the Company shall not have the power to effect any transaction constituting a Reorganization Event pursuant to Section 5(B) above unless the agreement or plan of merger or consolidation provides that the consideration payable to the stockholders of the Company shall be allocated among the holders of capital stock of the Company in accordance with Section 5(A) above.

(D)           Unless otherwise waived by the holders of at least a majority of the shares of Series D Preferred Stock then outstanding, the Company shall deliver a written notice of any Liquidation, stating a payment date and the place where the distributable amounts shall be payable by mail, postage prepaid, no less than ten (10) days prior to the payment date stated therein, to the holders of record of the shares of Series D Preferred Stock then outstanding at their respective addresses as the same shall appear on the books of the Company.

Section 6.  Conversion.  The holder of shares of Series D Preferred Stock shall have the following conversion rights (the "Conversion Rights"):

(A)           Holder's Right to Convert.  At any time on or after January 1, 2012 but on or before the third anniversary of the Original Issuance Date (the "Maturity Date"), each holder of any shares of Series D Preferred Stock then outstanding may, at such holder's option, elect to convert (a "Voluntary Conversion") all or any portion of the shares of Series D Preferred Stock held by such holder into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the product of (x) the Series D Original Issue Price plus an amount equal to any declared and unpaid dividends on the shares of Series D Preferred Stock being converted prior to the Voluntary Conversion Date (as defined below), multiplied by (y) the number of shares of Series D Preferred Stock being converted divided by (ii) the Conversion Price (as defined below) then in effect as of the date of the delivery by such holder of its notice of election to convert.

(B)           Mechanics of Voluntary Conversion.  The Voluntary Conversion of shares of Series D Preferred Stock shall be conducted in the following manner:

(i)           Holder's Delivery Requirements.  To convert shares of Series D Preferred Stock into full shares of Common Stock on any date (the "Voluntary Conversion Date"), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed and completed notice of conversion in the form attached hereto as Exhibit A (the "Conversion Notice"), to the Company, and (B) surrender to a common carrier for delivery to the Company as soon as practicable following such Voluntary Conversion Date but in no event later than three (3) Business Days (as defined below) after such date the original certificates representing the shares of Series D Preferred Stock being converted (or an indemnification undertaking with respect to such certificates in the case of their loss, theft or destruction) (the "Preferred Stock Certificates") and the originally executed Conversion Notice.

(ii)           Company's Response.  Upon receipt by the Company of a facsimile copy of a Conversion Notice, the Company shall within two (2) Business Days send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder.  Upon receipt by the Company of an originally executed Conversion Notice, the Company or its designated transfer agent (the "Transfer Agent"), as applicable, shall, within five (5) Business Days following the date of receipt by the Company of the originally executed Conversion Notice (so long as the applicable Preferred Stock Certificates and original Conversion Notice are received by the Company on or before such fifth (5th) Business Day), issue and deliver to the Depository Trust Company ("DTC") account on the holder's behalf via the Deposit Withdrawal Agent Commission System ("DWAC") as specified in the Conversion Notice, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled.  Notwithstanding the foregoing to the contrary, the Company or the Transfer Agent shall only be required to issue and deliver the shares to the DTC on a holder's behalf via DWAC if such conversion is in connection with a sale and all requirements to effect such DWAC have been met, including, but not limited to, such shares being registered for resale pursuant to an effective registration statement and satisfaction of applicable prospectus delivery requirements, if any.  If the Company or the Transfer Agent cannot issue the shares to a holder via DWAC because the aforementioned conditions are not satisfied, the Company shall deliver physical certificates to the holder or its designee.  If the number of shares of Series D Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of shares of Series D Preferred Stock being converted, then the Company shall, as soon as practicable, issue and deliver to the holder a new Preferred Stock Certificate representing the number of shares of Series D Preferred Stock not converted.

(iii)           Record Holder.  The person or persons entitled to receive the shares of Common Stock issuable upon a Voluntary Conversion of Series D Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Voluntary Conversion Date.

(C)           Mandatory Conversion.

(i)           At any time on or after the third anniversary of the Original Issuance Date, if the consolidated net income of the Company after all charges and provisions for taxes and adjusted to exclude all Excluded Items (as determined by a Big 4 Accounting Firm based upon the annual consolidated financial statements prepared and audited by a Big 4 Accounting Firm) for each of the fiscal years ended December 31, 2011, December 31, 2012 and December 31, 2013 is equal to or greater than RMB 360 million, RMB 520 million and RMB 800 million, respectively, the Company shall have the right to require each holder of shares of Series D Preferred Stock to convert (the "Mandatory Conversion Right") each outstanding share of Series D Preferred Stock into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the aggregate of (x) the Series D Original Issue Price plus (y) an amount equal to any declared and unpaid dividends on such share of Series D Preferred Stock prior to the Mandatory Conversion Date (as defined below) divided by (ii) the Conversion Price of Series D Preferred Stock in effect on the Mandatory Conversion Date.

(ii)           To exercise the Mandatory Conversion Right, the Company shall deliver to each holder of record of Series D Preferred Stock an irrevocable written notice indicating the effective date of such conversion (the "Mandatory Conversion Date") thirty (30) days prior to such date.

(iii)           On the Mandatory Conversion Date, the outstanding shares of Series D Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its Transfer Agent, and certificates previously representing shares of Series D Preferred Stock shall represent only the shares of Common Stock into which the shares of Series D Preferred Stock previously represented thereby have been converted pursuant hereto; provided, however, that the Company shall not be obligated to issue the shares of Common Stock issuable upon such conversion of any shares of Series D Preferred Stock unless certificates evidencing such shares of Series D Preferred Stock are either delivered to the Company or the holder notifies the Company that such certificates have been lost, stolen, or destroyed, and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith.  Upon the occurrence of the conversion of shares of Series D Preferred Stock pursuant to this Section 6(C), the holders of shares of Series D Preferred Stock shall surrender the certificates representing such shares to the Company and the Company shall cause its Transfer Agent to deliver the shares of Common Stock issuable upon such conversion (in the same manner set forth in Section 6(B)(ii)) to the holder within three (3) Business Days of the holder's delivery of the applicable Series D Preferred Stock certificates.

(iv)           Record Holder.  The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of Series D Preferred Stock effected by the Company's exercise of the Company Conversion Right shall be treated for all purposes as the record holder or holders of such shares of  Common Stock on the Mandatory Conversion Date.

(D)           Conversion Price.  The term "Conversion Price" shall mean US$6.25 per share, subject to adjustment under Section 6(E) hereof.

(E)           Adjustments of Conversion Price.

(i)           Adjustments for Stock Splits and Combinations.  If the Company shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding shares of Common Stock, the Conversion Price shall be proportionately decreased.  For example, a 2:1 stock split shall result in a decrease in the Conversion Price by ½, taking into account all prior adjustments made thereto under this Section 6(E).  If the Company shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the Conversion Price shall be proportionately increased.  For example, a 1:2 combination shall result in an increase in the Conversion Price by a multiple of 2, taking into account all prior adjustments made thereto under this Section 6(E).  Any adjustments under this Section 6(E)(i) shall be effective at the close of business on the date the stock split or combination becomes effective.

(ii)           Adjustments for Dividends and Distributions of Common Stock.  If the Company shall at any time or from time to time after the Original Issuance Date, make or issue or set a record date for the determination of holders of shares of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Conversion Price shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

a)	the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

b)
the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(iii)           Adjustment for Merger or Reorganization, etc.  If at any time or from time to time after the Original Issuance Date there shall occur any reorganization, recapitalization, reclassification, consolidation, merger or other reorganization event (collectively, the "Reorganization Adjustment Event") involving the Company (other than a Reorganization Event deemed to be a Liquidation pursuant to Section 5(B)) in which shares of Common Stock (but not shares of Series D Preferred Stock) are converted into or exchanged for securities, cash or other property (other than a transaction covered by Section 6(E)(i) or Section 6(E)(ii)), then, following any such Reorganization Adjustment Event, each share of Series D Preferred Stock shall thereafter be convertible (without taking into account any limitations or restrictions on the convertibility of the shares of Series D Preferred Stock), in lieu of the shares of Common Stock, into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Company issuable upon conversion of one share of Series D Preferred Stock immediately prior to such Reorganization Adjustment Event would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the holders of a majority of shares of Series D Preferred Stock then outstanding) shall be made in the application of the provisions in this Section 6(E) with respect to the rights and interests thereafter of the holders of shares of Series D Preferred Stock, to the end that the provisions set forth in this Section 6 (including provisions with respect to changes in and other adjustments to the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the shares of Series D Preferred Stock.

(iv)           Successive Adjustments; Multiple Adjustments.  After an adjustment is made to the Conversion Price under this Section 6, any subsequent event requiring an adjustment under this Section 6 shall cause an adjustment to such Conversion Price, as so adjusted.

(v)           Waiver of Adjustments.  Notwithstanding anything to the contrary, the Company may avoid any adjustment to the Conversion Price required hereunder or make a partial adjustment to the Conversion Price if the holders of a majority of the outstanding shares of Series D Preferred Stock agree in writing to waive such an adjustment or accept such partial adjustment to the Conversion Price.

(F)           Certificates as to Adjustments.  Upon occurrence of each adjustment or readjustment of the Conversion Price, or number of shares of Common Stock issuable upon conversion of shares of Series D Preferred Stock pursuant to this Section 6, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such shares of Series D Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based.  The Company shall, upon written request of the holder of any such affected shares of Series D Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series D Preferred Stock.

(G)           Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the shares of Series D Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay to such holder cash equal to the product of such fraction multiplied by the average of the closing prices of the shares of Common Stock on the NASDAQ Global Market for the five (5) consecutive trading days immediately preceding the Voluntary Conversion Date or Company Conversion Date, as applicable.

(H)           Reservation of Common Stock.  The Company shall, so long as any shares of Series D Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of Series D Preferred Stock according to the terms hereof, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of Series D Preferred Stock then outstanding.

(I)           Partial Conversion of Series D Preferred Stock.  Conversion of shares of Series D Preferred Stock shall be deemed to have been effected on the Voluntary Conversion Date or Company Conversion Date, as applicable, and such date is referred to herein as the "Conversion Date."  Upon conversion of only a portion of the number of shares of Series D Preferred Stock represented by a certificate surrendered for conversion, the Company shall issue and deliver to such holder at the expense of the Company, a new certificate covering the number of shares of Series D Preferred Stock representing the unconverted portion of the shares of Series D Preferred Stock so surrendered.

Section 7.   Redemption Upon Triggering Events.

(A)           In addition to all other rights of the holders of Series D Preferred Stock contained herein, upon the occurrence of a Triggering Event, each holder of the then outstanding shares of Series D Preferred Stock shall have the right, at such holders' option, to require the Company to redeem, all or a portion of the shares of Series D Preferred Stock, at the IRR Price (provided that the three-month period immediately following the delivery of the Redemption Request (as defined below) shall be excluded for the purpose of calculating the IRR Price under this Section 7(A)) (the "Redemption Price"), by delivery of written notice to the Company (the "Redemption Request") at least  6 months prior to the proposed date of redemption (the "Redemption Date") set forth in the Redemption Request, provided that in no event shall the Redemption Date be prior to March 3, 2013 (or such later date that is the earliest date that would not violate Section 8 of the Certificate of Designation, Preferences and Rights of the Series C Convertible Preferred Stock, par value $0.0001 per share, of the Company (the "Series C Stock") if the maturity date of the Series C Stock is extended pursuant to the terms of the Certificate of Designation, Preferences and Rights of the Series C Stock) if any shares of Series C Stock remain outstanding, unless otherwise consented to by holders of shares of the Series C Stock.

(B)           Promptly following receipt of the Redemption Request and no later than ten (10) days prior to a Redemption Date, the Company shall mail a notice of optional redemption by first-class mail, postage prepaid to each holder of shares of Series D Preferred Stock, which notice shall state (i) the Redemption Date and the applicable Redemption Price of the proposed redemption, (ii) the then applicable Conversion Price for Series D Preferred Stock then in effect, and (iii) reference to this Section 7.

(C)           The Company shall pay the applicable Redemption Price on the later of (i) the Redemption Date and (ii) upon the receipt of surrender of the certificates representing the shares of Series D Preferred Stock to be redeemed (properly endorsed or assigned for transfer, if the Company shall so reasonably require and letters of transmittal and instructions therefor on reasonable terms as are included in the notice sent by the Company); provided, that if such certificates are lost, stolen or destroyed, the Company may require such holder to execute an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith, prior to paying such Redemption Price.

(D)           Shares of Series D Preferred Stock to be redeemed on the Redemption Date will from and after the Redemption Date, no longer be deemed to be outstanding; and all powers, designations, preferences and other rights of the holder thereof as a holder of shares of Series D Preferred Stock (except the right to receive from the Company the applicable Redemption Price) shall cease and terminate with respect to such shares; provided, that in the event that a share of Series D Preferred Stock is not redeemed due to a default in payment by the Company or because the Company is otherwise unable to pay the applicable Redemption Price in cash in full, such share of Series D Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights (including but not limited to the Conversion Rights) as provided herein.

(E)           Notwithstanding anything in this Section 7 to the contrary, each holder shall retain the right to convert shares of Series D Preferred Stock subject to redemption, at any time on or prior to the Business Day immediately preceding the Redemption Date; provided, however, that any shares of Series D Preferred Stock for which a holder delivers a Conversion Notice to the Company on or prior to the Business day immediately preceding the Redemption Date shall not be redeemed pursuant to this Section 7.

(F)           Any redemption of shares of Series D Preferred Stock pursuant to this Section 7 (such redemption, the "Event Redemption") shall be payable out of any cash legally available therefor, and if there is not a sufficient amount of cash available, then out of the remaining assets of the Company legally available therefor.  At the time of the Event Redemption, the Company shall take all actions required or permitted under Nevada law to permit the Event Redemption, including, without limitation, through the revaluation of its assets in accordance with Nevada law, to make funds legally available for such Event Redemption.  To the extent that the Company has insufficient funds to redeem all of the shares of Series D Preferred Stock upon the Event Redemption, the Company shall use available funds to redeem a pro rata portion of such shares of Series D Preferred Stock.

Section 8.   Mandatory Redemption upon Maturity.  If any shares of Series D Preferred Stock remain outstanding on the Maturity Date, the holders of such shares shall require the Company to redeem each share of Series D Preferred Stock in cash at a price equal to the IRR Price (provided that the three-month period immediately following the delivery of the Redemption Request (as defined below) shall be excluded for the purpose of calculating the IRR Price under this Section 8) (the "Mandatory Redemption Price") by delivery of written notice (the "Mandatory Redemption Request") on the Maturity Date by first-class mail, postage prepaid to the Company, which notice shall state (i) the mandatory redemption date that shall be the date that is six months after the Maturity Date (the "Mandatory Redemption Date"), (ii) the applicable Mandatory Redemption Price, and (iii)  reference to this Section 8.

(A)           The Company shall pay the applicable Mandatory Redemption Price by wire transfer of immediately available on the later of (i) the Mandatory Redemption Date and (ii) upon the receipt of surrender of the certificates representing the shares of Series D Preferred Stock to be redeemed (properly endorsed or assigned for transfer, if the Company shall so reasonably require and letters of transmittal and instructions therefor on reasonable terms as are included in the notice sent by the Company); provided, that if such certificates are lost, stolen or destroyed, the Company may require such holder to execute an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith, prior to paying such Mandatory Redemption Price.

(B)           Shares of Series D Preferred Stock to be redeemed on the Mandatory Redemption Date will from and after the Mandatory Redemption Date, no longer be deemed to be outstanding; and all powers, designations, preferences and other rights of the holder thereof as a holder of shares of Series D Preferred Stock (except the right to receive from the Company the Mandatory Redemption Price) shall cease and terminate with respect to such shares; provided, that regardless of the Mandatory Redemption Date and any other provision to the contrary, in the event that a share of Series D Preferred Stock is not redeemed due to a default in payment by the Company or because the Company is otherwise unable to pay the Mandatory Redemption Price in cash in full, such share of Series D Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights as provided herein.

 (C)           Any redemption of shares of Series D Preferred Stock pursuant to this Section 8 (such redemption, the "Mandatory Redemption") shall be payable out of any cash legally available therefor, and if there is not a sufficient amount of cash available, then out of the remaining assets of the Company legally available therefor.  At the time of the Mandatory Redemption, the Company shall take all actions required or permitted under Nevada law to permit the Mandatory Redemption, including, without limitation, through the revaluation of its assets in accordance with Nevada law, to make funds legally available for such Mandatory Redemption.  To the extent that the Company has insufficient funds to redeem all of the shares of Series D Preferred Stock upon the Mandatory Redemption, the Company shall use all funds to redeem a pro rata portion of such shares of Series D Preferred Stock.

Section 9.  Retirement of Reacquired Shares.  Any shares of Series D Preferred Stock purchased, converted or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein, but may not be reissued as shares of Series D Preferred Stock.

Section 10.   Purchase Right.  If at any time the Company grants, issues or sells any Equity Securities or other property pro rata to the record holders of any class of Common Stock, then the holders of Series D Preferred Stock will be entitled to acquire, upon the terms applicable to such Equity Securities or such other property, the aggregate amount of such Equity Securities or such other property which such holder of Series D Preferred Stock could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of its Series D Preferred Stock (without taking into account any limitations or restrictions on the convertibility of the shares of Series D Preferred Stock) immediately before the date on which a record is taken for the grant, issuance or sale of such Equity Securities or such other property, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Equity Securities or such other property.

Section 11.  Lost or Stolen Certificates.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificates representing the shares of Series D Preferred Stock, and, in the case of loss, theft or destruction, of an indemnification undertaking by the holder of such shares of Series D Preferred Stock to the Company in customary form and, in the case of mutilation, upon surrender and cancellation such certificates, the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue certificates of such shares of Series D Preferred Stock if the holder contemporaneously requests the Company to convert such shares of Series D Preferred Stock into shares of Common Stock.

Section 12.   Injunctive Relief.  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of shares of Series D Preferred Stock and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

Section 13.   Failure or Indulgence Not Waiver.  No failure or delay on the part of a holder of shares of Series D Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

Section 14.   Transfer of Shares.  A holder of shares of Series D Preferred Stock may transfer, directly or indirectly (including without limitation the transfer of control of the Person holding such shares) some or all of the Series D Preferred Stock and the accompanying rights hereunder held by such holder without the consent of the Company; provided that such assignment is in compliance with applicable securities laws and the assignee is not principally engaged in the Principal Business in the PRC unless otherwise approved in writing by the Company.

Section 15.   Preferred Share Register.  The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the holders of shares of Series D Preferred Stock), a register for Series D Preferred Stock, in which the Company shall record the name and address of the persons in whose name Series D Preferred Stock have been issued, as well as the name and address of each transferee.  The Company may treat the person in whose name any of Series D Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

Section 16.  Stockholder Matters.  Any stockholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the rules and regulations of the applicable stock market, the Nevada Revised Statutes, this Certificate of Designation or otherwise with respect to the issuance of shares of Series D Preferred Stock or the common stock Series D Preferred Stock may convert into may be effected by written consent of the Company's stockholders or at a duly called meeting of the Company's stockholders, all in accordance with the applicable rules and regulations of the applicable stock market and the Nevada Revised Statutes.  This provision is intended to comply with the applicable sections of the Nevada Revised Statutes permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.

Section 17.   Waiver of Corporate Opportunity.  To the maximum extent permitted from time to time under Nevada law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to (w) the holders of the Series D Preferred Stock, (x) the Series D Director, (y) any other person or persons who are, at the time, associated with or nominated by, or serving as representatives of the holders of the shares of Series D Preferred Stock (or the shares of Common Stock issued upon conversion of the shares of Series D Preferred Stock), or (z) the respective affiliates of the foregoing parties (including their officers or directors who are employees, officers, directors, managers or members of such stockholders or entities controlling or under common control with such stockholders).

Section 18.    Control Shares Act.  The provisions of Nevada Revised Statutes Section 78.378 to 78.3793 (the "Control Shares Act") do not apply to any acquisition of a controlling interest (as defined in the Control Shares Act) in the Company by any holder of any shares of Series D Preferred Stock.

Section 19.    Certain Taxes.   The Company shall bear all Taxes, including, without limitation, any share transfer, documentary, stamp or similar Taxes, imposed on or in connection with (i) the authorization, sale, issuance or delivery by the Company of the shares of Series D Preferred Stock, the shares of Common Stock or other securities issued upon conversion of, or otherwise on account of, the shares of Series D Preferred Stock pursuant hereto, or certificates representing such shares or securities, and (ii) the purchase from the Company by the initial holder of the shares of Series D Preferred Stock or the receipt by any holder of the shares of Series Preferred Stock of any shares of Common Stock or other securities issued upon conversion of, or otherwise on account of, the shares of Series D Preferred Stock pursuant hereto, or certificates representing such shares or securities, and no charge shall be made to the holder for any such Tax.

Section 20.  Definitions.

(A)           "Actual Profit" for any Financial Year means the amount of consolidated net income of the Company for such Financial Year, after all charges and provisions for taxes and adjusted to exclude all Excluded Items, as determined by the Auditor based upon the Company Financial Statements for such Financial Year.

(B)           "Auditor" means the auditor of the Company, which, at any time, shall be a Big 4 Accounting Firm, or another accounting firm mutually agreed by the Company and the holders of a majority of the shares of Series D Preferred Stock outstanding at the time of determination.

(C)           "Big 4 Accounting Firm" means KPMG, PricewaterhouseCoopers, Deloitte Touche Tohmatsu or Ernst & Young or their PRC-domiciled affiliates.

(D)           "Business Day" means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the People’s Republic of China, the State of New York or the Hong Kong Special Administrative Region of the People’s Republic of China are authorized or required by law or other governmental action to close.

(E)           "Distribution" means the transfer of cash or other property without consideration, whether by way of dividend or otherwise or the purchase or redemption of shares of the Company for cash or property other than the redemption of the shares of Series D Preferred Stock provided in Section 7 below.

(F)           "Equity Securities" means with respect to any person, capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, membership interests, partnership interests, registered capital or joint venture or other ownership interests.  Unless the context otherwise requires, any reference to "Equity Securities" refers to the Equity Securities of the Company.

(G)           "Excluded Items" means (a) all extraordinary or non-recurring gains or losses for the relevant period, (b) all gains or losses derived from any business operation other than the Principal Business of the Group or otherwise derived outside the ordinary course of business of the Group for the relevant period, and (c) all gains or losses attributable to the accounting treatment of the Series D Preferred Stock.

(H)           "Exempted Issuance" means (a) any issuance of Common Stock upon the conversion of the shares of the Series D Preferred Stock; (b) the conversion, exercise or exchange of options, warrants or convertible securities of the Company that are outstanding and have been fully disclosed as of the Completion Date (as defined in the Securities Purchase Agreement); (c) any issuance of shares of Common Stock or options to employees, officers, directors or other service providers of the Company pursuant to any stock or option plan duly approved for such purpose including the approval by the Board; provided that the total amount of shares of Common Stock (calculated on a fully-diluted basis) underlying the Equity Securities issued under any and all stock or option plans shall not exceed 1.5% of the total number of shares of Common Stock on a fully diluted basis immediately after the Completion for each 12-month period after the Completion; (d) any issuance of Common Stock, options, warrants or convertible securities of the Company pursuant to acquisitions or other strategic transactions, in each case approved by the Board (including the affirmative vote or written consent of at least one (1) Series D Director) and (e) any issuance of Adjustment Shares (as defined in the Securities Purchase Agreement).

(I)           "Financial Year" means the financial year of the Company, which ends on December 31 of each calendar year.

(J)           "Group" has the meaning set forth in the Securities Purchase Agreement.

(K)        The "Fair Market Value" of any property in connection with any given transaction means:

(i)            if it is a security listed on a national securities exchange, then the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the closing of such transaction;

(ii)           if it is a security actively traded over the counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the closing of such transaction; and

(iii)          if there is no active public market, then the value shall be the fair market value thereof as determined in good faith by the Board of Directors; provided, that if a majority of the holders of shares of Series D Preferred Stock then outstanding disagree with such determination, such fair market value shall be determined by a nationally recognized independent investment banking firm selected by such holders, and reasonably acceptable to the Board of Directors; provided, further, that the determination of such investment banking firm shall be binding upon the parties hereto and the cost thereof shall be borne by the Company.

(L)         "Material Event" means any of the following transactions or actions: (a) change of the Principal Business of any member of the Group, change of the business model of the Group or entry or overseas investment into any business that is not the Principal Business of the Group; (b) sale of the assets of the Group other than in the ordinary course of business of the Group consistent with past practice or sale of the equity interest of the subsidiaries (including listing of any subsidiaries); (c) (i) sale, transfer, or other disposition of, or (ii) license outside the ordinary course of business, the trademarks, patents or other intellectual property rights owned by any member of the Group; (d) incorporation, formation or organization of non-wholly-owned joint ventures, partnerships or subsidiaries by one or more members of the Group with the investment amount for a single or a series of related such transactions exceeding ten (10) million U.S. dollars or for any and all such transactions exceeding twenty-five (25) million U.S. dollars in any consecutive twelve (12) month period; (e) any transaction with the affiliates outside the Group other than transactions in the ordinary course of business of the Group consistent with the past practice that have been fully disclosed to the Investor as of the date hereof; (f) merger and acquisition transactions by one or more members of the Group with the consideration of a single or a series of related such transactions exceeding ten (10) million U.S. dollars or any and all such transactions exceeding twenty-five (25) million U.S. dollars in any consecutive twelve (12) month period; (g) investments or expenditures by one or more members of the Group in fixed assets with the investment amount for a single or a series of related such transactions exceeding ten (10) million U.S. dollars or for any and all such transactions exceeding twenty-five (25) million U.S. dollars in any consecutive twelve (12) month period; (h) incurrence of any liability by any member of the Group (other than any loan borrowed for its working capital need in the ordinary course its business) or provision of guarantee or warranty to any third party that is not a member of the Group or other acts by any member of the Group which may result in contingent liabilities with an aggregate amount exceeding ten (10) million U.S. dollars; and (i) change of the accounting firm responsible for the audit of the Group and material change of accounting or audit policies of any member of the Group (except for as required by the laws).

(M)         "MSPEA" means MSPEA Modified Plastics Holding Limited, a company incorporated and existing under the laws of the Cayman Islands.

(N)          "Original Issuance Date" means the date of issuance of shares of the Series D Preferred Stock pursuant to the terms of the Securities Purchase Agreement.

(O)           "Principal Business" means the business of the Group, being the development, manufacturing and distribution of modified plastics for use in the production of automobile, airplane, high-speed train and ship parts and components.

(P)           "Pro Rata Share" means, in relation to a holder of Series D Preferred Stock, the proportion that the number of the shares of Common Stock held by such holder of the shares of Series D Preferred Stock bears to the aggregate number of Common Stock, each on a fully-diluted basis.  For purposes of this document, references to a "fully diluted basis" mean that the calculation is to be made assuming that all outstanding options, warrants and other Equity Securities convertible into or exercisable or exchangeable for Common Stock (whether or not by their terms then currently convertible, exercisable or exchangeable), have been so converted, exercised or exchanged. Any share calculation that makes reference to a specific date shall be appropriately adjusted to take into account any share split, share consolidation or similar event after such date.

(Q)           A "Triggering Event" means any of the following events:

 (i)           the occurrence of any of the following: (x) the Actual Profit for the Financial Year ended December 31, 2011 is less than RMB 360 million (the “2011 Target”), (y) the Actual Profit for the Financial Year ended December 31, 2012 is less than RMB 468 million, or (z) the Actual Profit for the Financial Year ended December 31, 2013 is less than RMB 608 million (it being understood that the Company’s Auditor shall determine the Actual Profit for the applicable Financial Year within ten (10) Business Days after the submission by the Company of the Company Financial Statements to the SEC for the relevant Financial Year);

(ii)           any breach by any of the Company, XD Engineering or Mr. Han of any representation, warranty, covenant or other agreement in any Transaction Document (as defined in the Securities Purchase Agreement) that (i) in the case of a breach of a covenant or agreement that is curable, has remained uncured for 30 days after the holder of Series D Preferred Stock has given written notice of such breach to the Company, XD Engineering and Mr. Han and (ii) has had or could reasonably be expected to have a material adverse impact on (x) the business, operations, properties, financial position (including any material increase in provisions), earnings or condition of the Group taken as a whole, or (y) the value, marketability or liquidity of the Series D Preferred Stock taking into account any remedies already sought and received in connection with such breach;

(iii)           the commencement by the Company or any other member of the Group of any bankruptcy, insolvency, reorganization or other similar applicable law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company or any other member of the Group in an involuntary case; or

(iv)           the appointment of a custodian, receiver, liquidator, assignee, trustee, sequestrator other similar officials of the Company or any other member of the Group for the winding up or liquidation of its affairs.

(R)           "Total Internal Rate of Return" means, in respect of any Equity Securities held by the holder thereof, the annual rate based on a 365-day period used to discount each cash flow in respect of such Equity Securities (such cash flow to include subscription or purchase consideration, cash dividends and distributions received, and cash received from sale or redemption of shares) to the original issuance date of such Equity Securities such that the present value of the aggregate cash flow equals zero.  In connection with any calculation required hereunder, the Total Internal Rate of Return will be calculated with reference to the period from the Completion Date (as defined in the Securities Purchase Agreement) to the date on which the relevant payment is made in full.

 (S)           "Registration Rights Agreement" means the registration rights agreement, dated the Original Issuance Date, between the Company and MSPEA.

 (T)           "SEC" means the Securities and Exchange Commission of the United States or any successor thereto.

 (U)           "Securities Purchase Agreement" means the Securities Purchase Agreement, dated as of August 15, 2011, by and among MSPEA, the Company, XD Engineering and Mr. Jie Han.

 (V)           “Tax” means any tax, duty, deduction, withholding, impost, levy, fee, assessment or charge of any nature whatsoever (including, without limitation, income, franchise, value added, sales, use, excise, stamp, customs, documentary, transfer, withholding, property, capital, employment, payroll, ad valorem, net worth or gross receipts taxes and any social security, unemployment or other mandatory contributions) imposed, levied, collected, withheld or assessed by any local, municipal, regional, urban, governmental, state, national or other body in the People’s Republic of China, the United States or elsewhere and any interest, addition to tax, penalty, surcharge or fine in connection therewith.

(W)           “XD Engineering” means XD. Engineering Plastics Company Limited, a company incorporated and existing under the laws of the British Virgin Islands.

 [Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true under the penalties of perjury this _______ day of _______, 2011.

Name:	Jie HAN
Title:	Chief Executive Officer / Chairman

EXHIBIT A

CHINA XD PLASTICS COMPANY LIMITED
CONVERSION NOTICE

Reference is made to the Certificate of Designation, Preferences and Rights of the Series D Junior Convertible Preferred Stock of China XD Plastics Company Limited (the "Certificate of Designation").  In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series D Convertible Preferred Stock, each with a par value of $0.0001 per share (the "Preferred Shares"), of China XD Plastics Company Limited, a Nevada corporation (the "Company"), indicated below into shares of Common Stock, par value $0.0001 per share (the "Common Stock"), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

Date of Conversion:
Number of Preferred Shares to be converted:
Stock certificate no(s). of Preferred Shares to be converted:
Please confirm the following information:
Conversion Price:
Number of shares of Common Stock to be issued:
Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion:

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:
Name:
Title:

Dated:

EXHIBIT B

IRREVOCABLE WRITTEN NOTICE

[date]

To:           [Holder of Series D Preferred Stock]

[Address]

Re:           Mandatory Conversion of Series D Preferred Stock.

Dear Sir/Madame:

China XD Plastics Company Limited (the "Company") hereby delivers this irrevocable notice pursuant to Section 6(C)(ii) of the Certificate of Designation, Preferences and Rights of Series D Junior Convertible Preferred Stock (the "Certificate of Designation") of the Company and hereby notifies you of the exercise by the Company of its right set forth in Section 6(C)(i) of the Certificate of Designation for the mandatory conversion of each outstanding share of Series D Preferred Stock (as defined in the Certificate of Designation) into [   ] fully paid and nonassessable shares of Common Stock (as defined in the Certificate of Designation).  The Mandatory Conversion Date (as defined in the Certificate of Designation) is [    ].

Very truly yours,

CHINA XD PLASTICS COMPANY LIMITED

By:           ____________________________

Name:      _______________________

Title:        _______________________